Pruco Life Insurance Company of New Jersey

ENDORSEMENTS

This  endorsement   modifies   the  Death   Benefit   Provisions   of  the  policy   to  which   it  is  attached.

Type C Death Benefit
This   endorsement   adds   a   Type   C   death   benefit   to   the   Type   A   and   Type   B   death   benefits described  in  this  contract  under  Death  Benefit  Provisions.     We  show  the  type  of  death  benefit that applies to this contract under Type of Death Benefit.

If this contract  has a Type  C death  benefit,  the death  benefit  on any date is equal  to the greater  of (1)  and  (2)  where:  (1)  is  the  basic  insurance  amount  plus  the  lesser  of  (a)  the  total  premiums  paid minus total withdrawals from this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor  both  found  in  the  Contract  Limitations  section  of  the  Contract  Data  Pages,  and  (2)  is  the contract   fund   before   deduction   of   any   monthly   charges   due   on   that   date,   multiplied   by   the attained  age  factor  that  applies.     For  the  purpose  of  determining  the  Type  C  death  benefit,  the total   premiums   paid   will  not  include   any  charge   to  reinstate   this  contract   as  described   under Reinstatement.

For  the  purpose  of  computing  the  death  benefit,  if  the  contract  fund  is  less  than  zero  we  will consider  it  to  be  zero.  Your  basic  insurance  amount  and  attained  age  factors  are  shown  in  the contract data pages.

Changing From Type C         When  changing  from  a  Type  C  death  benefit,  the  total  premiums  paid  will  not  include  any  charge
Death Benefit                           to reinstate this contract.

Type C to A
If  you  are  changing  from  a  Type  C  to  a  Type  A  death  benefit,  we  will  change  the  basic  insurance amount  by  adding  the  lesser  of  (a)  the  total  premiums   paid  minus  total  withdrawals   from  this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting  Amount  multiplied  by the Type C Death Benefit  factor, both determined  on the date the change takes effect.

Type C to B
  If you  are  changing  from  a Type  C to  a Type  B  death  benefit,  we  first  find  the  difference  between (1)  the  contract  fund  and  (2)  the  lesser  of  (a)  the  total  premiums  paid  minus  total  withdrawals from this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor, both determined on  the  date  the  change  takes  effect.  If  (2)  is  larger  than  (1),  we  will  increase  the  basic  insurance amount  by  that  difference.  If  (1)  is  larger  than  (2),  we  will  reduce  the  basic  insurance  amount  by that difference.

Changing To Type C         Changes to a Type C death benefit are not permitted.
Death Benefit

If the  change  in the  type  of  death  benefit  results  in a reduction  in the  basic  insurance  amount,  the basic  insurance  amount  after  the  decrease  must  be  at  least  equal  to  the  minimum  basic  insurance amount,  which  we  show  under  Contract  Limitations   in  the  contract  data  pages.     We  may  also deduct   a   surrender   charge   and   administrative   charge   as   described   in   the   Change   In   Basic Insurance Amount provision.

Effect of Withdrawals         If you have a Type C death benefit, withdrawals will not affect the basic insurance amount.
on Basic Insurance
   Amount                                   A change in the type of death benefit will take effect only if we approve your request at our Home Office.

If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve  your request.   We will send you new contract  data pages  showing  the amount  and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

PLY 130-2013

Your request to change the type of death benefit must be in a form that meets our needs.   We may require you to send us this contract before we make the change.

Pruco Life Insurance Company of New Jersey,

               By

PLY 130-2013